Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-220523 on Form S-8 of our report dated February 26, 2018, relating to the consolidated financial statements and financial statement schedules of TPG RE Finance Trust, Inc., appearing in this Annual Report on Form 10-K of TPG RE Finance Trust, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 26, 2018